PRICING SUPPLEMENT Dated September 22, 2025
Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-282733
Supplementing the Preliminary Prospectus
Supplement, dated September 22, 2025, and
the Base Prospectus, dated October 18, 2024

AerCap Ireland Capital Designated Activity Company
AerCap Global Aviation Trust

$600,000,000 4.375% Senior Notes due 2030
$600,000,000 5.000% Senior Notes due 2035

Guaranteed by:
AerCap Holdings N.V.

Pricing supplement, dated September 22, 2025 (this “Pricing Supplement”), to the Preliminary Prospectus Supplement, dated September 22, 2025 (the “Preliminary Prospectus Supplement”), and the related Base Prospectus, dated October 18, 2024 (the “Base Prospectus” and, together with the Preliminary Prospectus Supplement, including the documents incorporated by reference in the Preliminary Prospectus Supplement and the Base Prospectus, the “Prospectus”), of AerCap Ireland Capital Designated Activity Company and AerCap Global Aviation Trust.

This Pricing Supplement relates only to the securities described below and should only be read together with the Prospectus. This Pricing Supplement is qualified in its entirety by reference to the Prospectus. The information in this Pricing Supplement supplements the Prospectus and supersedes the information in the Prospectus to the extent inconsistent with the information in the Prospectus.

Unless otherwise indicated, terms used but not defined herein have the meanings assigned to such terms in the Prospectus.

Issuers:	AerCap Ireland Capital Designated Activity Company and AerCap Global Aviation Trust

Notes Offered:	4.375% Senior Notes due 2030 (the “2030 Notes”) 5.000% Senior Notes due 2035 (the “2035 Notes” and, together with the 2030 Notes, the “Notes”)

Ratings[1]:	Baa1 / BBB+ / BBB+ (Moody’s / S&P / Fitch)

Distribution:	SEC Registered

Trade Date:	September 22, 2025

Settlement Date:
October 1, 2025 (T+7)

We expect that delivery of the Notes will be made to investors on or about October 1, 2025, which will be the seventh business day following the date hereof (such settlement cycle being referred to as “T+7”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the first business day before delivery of the Notes hereunder will be required, by virtue of the fact that the Notes will initially settle in T+7, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to the first business day before the date of delivery should consult their advisors.

Principal Amount:	2030 Notes: $600,000,000 2035 Notes: $600,000,000

Maturity Date:	2030 Notes: November 15, 2030 2035 Notes: November 15, 2035

Coupon:	2030 Notes: 4.375% 2035 Notes: 5.000%

Issue Price to Public:	2030 Notes: 99.702% of the principal amount 2035 Notes: 99.145% of the principal amount In each case, plus accrued interest, if any, from October 1, 2025

Gross Proceeds:	2030 Notes: $598,212,000 2035 Notes: $594,870,000

___________________________
1 These ratings have been provided by Moody’s, S&P and Fitch. A securities rating is not a recommendation to buy, sell or hold securities, may be subject to revision or withdrawal at any time and each rating should be evaluated independently of any other rating.

Benchmark Treasury:	2030 Notes: UST 3.625% due August 31, 2030 2035 Notes: UST 4.250% due August 15, 2035

Benchmark Treasury Price:	2030 Notes: 99-22 ¾ 2035 Notes: 100-28 ¾

Benchmark Treasury Yield:	2030 Notes: 3.689% 2035 Notes: 4.138%

Spread to Benchmark Treasury:	2030 Notes: +75 basis points 2035 Notes: +97 basis points

Yield to Maturity:	2030 Notes: 4.439% 2035 Notes: 5.108%

Interest Payment Dates:	2030 Notes: May 15 and November 15, beginning on May 15, 2026 2035 Notes: May 15 and November 15, beginning on May 15, 2026

Optional Redemption:
2030 Notes: Following issuance and prior to October 15, 2030, make-whole call at T+15 basis points.  At any time on or after October 15, 2030, par call.
2035 Notes: Following issuance and prior to August 15, 2035, make-whole call at T+15 basis points.  At any time on or after August 15, 2035, par call.

Optional Tax Redemption:
If, with respect to any series of the Notes, the Issuers become obligated to pay any additional amounts as a result of any change in the law of Ireland or certain other relevant taxing jurisdictions that is announced or becomes effective on or after the date on which the Notes of such series are issued (or the date the relevant taxing jurisdiction became applicable, if later), the Issuers may redeem the Notes of such series at their option, at any time in whole but not in part, at a price equal to 100% of the principal amount of the Notes of such series being redeemed, plus accrued and unpaid interest, if any, to, but not including, the redemption date and additional amounts, if any.

CUSIP / ISIN:	2030 Notes: 00774M BR5 / US00774MBR51 2035 Notes: 00774M BS3 / US00774MBS35

Other Information

Denominations:	$150,000 and integral multiples of $1,000 in excess thereof

Underwriters:
Joint Book-Running Managers:

Morgan Stanley & Co. LLC
Santander US Capital Markets LLC
BNP Paribas Securities Corp.
BMO Capital Markets Corp.
ING Financial Markets LLC
NatWest Markets Securities Inc.

Fifth Third Securities, Inc.
Goldman Sachs & Co. LLC
HSBC Securities (USA) Inc.
SG Americas Securities, LLC
Wells Fargo Securities, LLC

THIS INFORMATION DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF THE SECURITIES OR THIS OFFERING. PLEASE REFER TO THE PROSPECTUS FOR A COMPLETE DESCRIPTION.

THE ISSUERS HAVE FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUERS HAVE FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUERS AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING THE SEC ONLINE DATABASE (EDGAR®) AT WWW.SEC.GOV. ALTERNATIVELY, YOU MAY OBTAIN A COPY OF THE PROSPECTUS BY CALLING MORGAN STANLEY & CO. LLC, TOLL-FREE AT +1 (866) 718-1649, SANTANDER US CAPITAL MARKETS LLC, TOLL-FREE AT +1 (855) 403-3636, BNP PARIBAS SECURITIES CORP., TOLL-FREE AT +1 (800) 854-5674, BMO CAPITAL MARKETS CORP., TOLL-FREE AT +1 (888) 200-0266, ING FINANCIAL MARKETS LLC, TOLL-FREE AT +1 (877) 446-4930 OR NATWEST MARKETS SECURITIES INC., TOLL-FREE AT +1 (800) 231-5830.

THIS COMMUNICATION DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

THIS COMMUNICATION IS NOT INTENDED TO BE A CONFIRMATION AS REQUIRED UNDER RULE 10b-10 OF THE SECURITIES EXCHANGE ACT OF 1934. A FORMAL CONFIRMATION WILL BE DELIVERED TO YOU SEPARATELY.

ANY LEGENDS, DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH LEGENDS, DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER SYSTEM.

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